Exhibit 10.60

SECOND AMENDMENT TO
THE ALLIANCE DATA SYSTEMS 401(k) AND RETIREMENT SAVINGS PLAN
(Amended and Restated as of January 1, 2013)

ADS Alliance Data Systems, Inc. hereby adopts this Amendment No. 2 to the Alliance Data Systems 401(k) and Retirement Savings Plan, amended and restated as of January 1, 2013 (the “Plan”).

1.	The first paragraph of Section 1.15 (A) of the Plan shall be amended, effective October 1, 2013, to read as follows:

      For purposes of determining the amount of any (i)  Deposits; (ii) Employer Matching Contributions; (iii) Retirement Contributions; and (iv) Discretionary Profit Sharing Contributions, “Compensation” shall mean the regular wages (i.e., base pay), overtime, commissions, leave cashouts, and cash incentives paid to an Employee by an Employer for the applicable Plan Year while a Participant in the Plan, but excluding sign-on bonuses, disability pay, workers compensation, severance pay, service related cash awards, any amounts which constitute tax gross ups of taxable amounts, any amounts deferred under, or contributed to, a non-qualified deferred compensation plan, the CEO discretionary bonus, and referral awards.

2.	The first two sentences of Section 4.1 (A) of the Plan shall be amended, effective January 1, 2014, to read as follows:

      Each Employer shall contribute an Employer Matching Contribution for its Senior Associates who have elected to make Deposits. The amount of the Employer Matching Contribution made pursuant to this Section shall be equal to one hundred percent (100%) of the Deposits made by the Senior Associate up to five  percent (5%) of Compensation.

IN WITNESS WHEREOF, this amendment has been executed on this 26th day of November, 2013, but effective as provided above.

ADS ALLIANCE DATA SYSTEMS, INC.
By: /s/ Calvin Hilton